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                                                                   EXHIBIT 99.2


Conexant Editorial contact:            Conexant Investor Relations Contact:
Scott Allen                            Thomas Schiller
Conexant Systems, Inc.                 Conexant Systems, Inc.
949-483-6849                           949-483-CNXT (2698)
scott.allen@conexant.com               investor.relations@conexant.com




  CONEXANT TO ACCELERATE DEVELOPMENT OF HIGH-SPEED OPTICAL NETWORKING PRODUCTS
                           WITH ACQUISITION OF NOVANET

    Acquisition Will Speed Development of High-Speed Physical-Layer Solutions for Optical Networks Powering the Internet Infrastructure


Newport Beach, Calif., July 19, 2000 - Conexant Systems, Inc. (NASDAQ: CNXT), announced today that it has agreed to acquire privately held Novanet Semiconductor, a fabless designer of high-speed physical layer networking solutions located in Ra'anana, Israel, near Tel Aviv. The stock transaction will enable Conexant to speed the development of high-speed devices in its optical-networking portfolio, particularly OC-48 (2.4 Gbps) solutions that support the worldwide synchronous optical network (SONET) and synchronous digital hierarchy (SDH) standards.

The Novanet acquisition is one of two that Conexant is announcing today for its Network Access Division. The company also announced it is acquiring NetPlane Systems of Dedham, Mass. (see accompanying news release).

SONET is the key underpinning of metropolitan and long-distance optical networks, the majority of which are migrating to OC-48 data rates. Novanet develops SONET/SDH-compatible physical layer interface devices such as framers, mappers and multiplexers with embedded clock and data recovery (CDR) units. These products are manufactured with the widely used and power-efficient complementary metal oxide semiconductor (CMOS) process. Novanet's team of experienced SONET design specialists is developing integrated, multichannel solutions that will include each of these functions in single highly integrated chips at various SONET speeds. Framing and multiplexing devices perform all of the tasks associated with organizing and identifying data packets that are transported over the physical medium within the high-speed optical core of the rapidly expanding Internet infrastructure.

"Novanet brings to Conexant a team of mixed-signal and digital VLSI designers that will significantly accelerate our development of OC-48 framing, multiplexing and transceiver solutions," said Raouf Halim, senior vice president and general manager for Conexant's Network Access Division. "This addition also complements our recent acquisition of HotRail Inc., which specializes in high-speed switch fabric and backplane channel technology, and our earlier acquisitions of Microcosm, an optical transceiver supplier, and Maker Communications, a leading provider of network processors and software. With these acquisitions, Conexant will be the first vendor capable of providing a complete fiber-to-switch silicon solution for packet and cell processing equipment such as Internet Protocol (IP) routers, asynchronous transfer mode
(ATM) switches, and the new generation of metropolitan, multiservice optical network elements."

Novanet is scheduled to release an OC-48 framer with integrated CDR during the first calendar quarter of 2001. Novanet is also currently sampling a quad OC-3 integrated framer/CDR device, which, in addition to upcoming solutions for OC-48, OC-192 (10 Gbps) and beyond, will strengthen Conexant's OptiPHY framing and multiplexing portfolio. These solutions perform critical tasks related to combining low-speed circuits into higher-speed circuits. The OptiPHY product family allows carriers to transport significantly higher volumes of data traffic using the SONET transmission standard, which translates into the ability to handle higher volumes of ever-increasing Internet traffic.

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"We are pleased to be joining the Conexant team," said Elkana Ben-Sinai, chief operating officer of Novanet. "Our engineers will help Conexant accelerate the development of one of the most complete offerings for multi-terabit routers, ATM and IP switches, gigabit Ethernet switches and optical networking equipment."

Novanet will become part of Conexant's Network Access Division. Elkana Ben-Sinai will manage the new Conexant entity and report directly to Raouf Halim. All of Novanet's employees are expected to remain with the company, operating from Novanet's existing facility near Tel Aviv, which houses a fully equipped ISO 9001 certified development center. Novanet enhances Conexant's substantial presence in Israel, where the Network Access Division already maintains a design center located in Herzelia.

Conexant will acquire Novanet in a stock transaction for 2.4 million shares of Conexant stock. At Conexant's closing stock price yesterday, the transaction is valued at approximately $120 million, plus certain payments up to $35 million dollars subject to meeting future performance targets. The transaction has been approved by the boards of directors of both companies and is scheduled to close within 45 days, subject to obtaining a tax ruling in Israel and to customary closing conditions.

Safe Harbor Statement
This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks that the contemplated transaction might not occur in a timely manner or at all; risks relating to the integration of the technologies, personnel and businesses of the company and Novanet; global and market conditions, including, but not limited to, the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful implementation of the company's diversification strategy; labor relations of the company, its customers and suppliers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Other brands and names contained in this release are the property of their respective owners.

About Conexant Systems, Inc.
With a revenue run-rate of approximately $2 billion per year, Conexant is the world's largest independent company focused exclusively on providing semiconductor solutions for communications electronics. With more than 30 years of experience in developing communications technology, the company draws upon its expertise in mixed-signal processing to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. The company aligns its business into five product platforms: Network Access, Wireless Communications, Digital Infotainment, Personal Imaging, and Personal Computing. Conexant is a member of the S&P 500 and Nasdaq-100 Indices. For more information, visit Conexant at www.conexant.com.

About Novanet
Founded in 1998, Novanet Semiconductor is a fabless innovator of high-speed physical layer (PHY) solutions for the Internet infrastructure and telecommunications markets. These high-speed, multi-port digital integrated circuits (IC) supply adaptive PHY solutions that are critical connecting links in a broad range of networking applications. Novanet ICs are based on digital

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CMOS technology. Novanet's corporate headquarters, located in Ra'anana, Israel, houses a fully equipped ISO 9001 certified development center.

Definition of Technical Terms

Asynchronous Transfer Mode (ATM) - High-speed networking technology that allows transport of fixed-length cells without allocating physical channels for specific connections. ATM supports simultaneous transfer of voice, data and video traffic, and works in both LAN and WAN environments.

Backplane channel - A wiring board, usually constructed as a printed circuit, used in microcomputers and communications equipment to provide the required connections between logic, memory and input/output modules.

Complementary Metal Oxide Semiconductor (CMOS) - A process for developing silicon-based integrated circuits (IC) that are low cost and require less power.

Ethernet - Ethernet is one of the most widely-implemented LAN standards, and it supports data-transfer rates of 10 Mbps. A newer version of Ethernet, called 100Base-T (or Fast Ethernet), supports data-transfer rates of 100 Mbps. The newest version, gigabit Ethernet, supports data rates of 1 gigabit (1,000 megabits) per second.

Frame - A frame is a unit of data transmission in a network, and can also be described as a datalink layer "packet" which contains the header and trailer information required by the physical medium for synchronization and error control.

Gigabit - One billion bits.

Internet Protocol (IP) - The most important standard of the Transmission Control Protocol/Internet Protocol (TCP/IP) suite on which the Internet is built. TCP/IP is the language governing communications between all computers on the Internet, and provides the set of instructions that dictates how packets of information are sent across multiple networks.

Line interface - The line is the physical medium that completes a circuit path, identified typically by connector, slot and media type. The interface is a data-link/physical-layer connection to this physical network transmission medium.

Multiplexing - Multiplexing refers to combining, in a predefined standard way, low-speed circuits into higher-speed circuits both in the PDH and SONET/SDH hierarchies. For example in SONET, three STS-1s are multiplexed into a STS-3, and in PDH, 24 DS0s are multiplexed into a DS1.

Network processors - Flexible, highly-integrated, scalable and programmable processors that make it possible to add new functions to a switch, router or other core network equipment at virtually any time through software, rather than hardware, modifications.

Plesiochronous Digital Hierarchy (PDH) - The standard used for transmitting data on American T-carrier and European E-carrier systems. The building blocks in the American PDH hierarchy are DS0 (56 Kbps), DS1 (1.544 Mbps), and DS3 (44.736
Mbps); the European PDH hierarchy consists of 64 Kbps circuits, E1 (2.048 Mbps), and E3 (34.368 Mbps) blocks. PDH circuits are mostly used to provide local high-speed access to the network transport infrastructure.

Physical layer - The first of seven layers of the Open Systems Interconnection
(OSI) reference model, which is an architectural model of data communications protocols that subdivides overall data-communications processes into seven functional layers: 1) physical, 2) link, 3) network, 4) transport, 5) session,
6) presentation and 7) application. Each layer performs a specific data-communications task with increasing levels of sophistication. The physical layer governs hardware connections and byte-stream encoding for transmission.

Router - A system that controls message distribution between multiple-optional paths in a network. Routers use routing protocols to gain information about the network, routing metrics and algorithms to select the "best route."

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Synchronous Digital Hierarchy (SDH) - A worldwide standard for transmitting synchronous data on optical and electrical media. SDH has a few overhead byte and some multiplexing scheme differences as compared with SONET, but it operates in the same manner.

Synchronous Optical Network (SONET) - A North American standard for transmitting synchronous data on optical and electrical media. It is used as a standard for the backbone and access telecommunications networks transmitting voice and data.

Switch fabric - The internal interconnect architecture used by a switching device, which redirects the data coming in on one of its ports, out to another of its ports.

Terabit - One trillion bits.

Transceiver - A transceiver is a combination transmitter/receiver in a single package.


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